Exhibit 2(ii).1

(Excerpt from)

AMENDED AND RESTATED BYLAWS

OF

ZION OIL & GAS, INC.

(A Delaware Corporation)

[As of January 24, 2007]

ARTICLE VII

CAPITAL STOCK

Section 1. Certificates For Shares. Certificates representing shares of stock of the Corporation, whenever authorized by the Board of Directors, shall be in such form as shall be approved by the Board. The certificates representing shares of stock shall be signed by, or in the name of, the Corporation by the Chairman of the Board or the President or a Vice President and by the Secretary or an Assistant secretary or the Treasurer or an Assistant Treasurer of the Corporation, and sealed with the seal of the Corporation (if one has been adopted), which may be by a facsimile thereof. Any or all such signatures may be facsimiles. Although any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate ceases to be such officer, transfer agent or registrar before such certificate is issued, it may nevertheless be issued by the Corporation with the same effect as if such officer, transfer agent or registrar were still such at the date of issue. The certificates shall be consecutively numbered and shall be entered in the books of the Corporation as they are issued and shall exhibit the holder's name and the number of shares. To avoid any doubt, shares of stock of the Corporation need not be represented by certificates, but may be uncertificated and reflected by book entry only.

The stock ledger and blank share certificates shall be kept by the Secretary or an Assistant Secretary or a transfer agent or by a registrar or by any other officer or agent designated by the Board.